Exhibit 99.1

DATE:	January 30, 2019
CONTACT:	Jon Kranov
President and Chief Executive Officer
PHONE:	(815) 433-2525

Ottawa Bancorp Announces Leadership Transition Plan Ahead of CEO Retirement

Ottawa, Illinois – January 30, 2019 – Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM:OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), today announced that Jon Kranov, President and Chief Executive Officer of the Company and the Bank, will retire from those positions effective August 16, 2019. Following his retirement, Mr. Kranov will continue to serve as Chairman of the Company’s Board of Directors and as a member of the Bank’s Board. The Board of Directors has appointed Craig M. Hepner to serve as President and Chief Executive Officer of the Company and the Bank effective upon Mr. Kranov’s retirement.

Arthur C. Mueller, the longest tenured member of the Bank’s Board of Directors stated, “We are so grateful to Jon Kranov for his many years of dedicated service and leadership to the Company and the Bank. Jon has been with the Bank since 1978. During that time, he has served as our President since 2010, and from 1996 until 2010, he served as Senior Vice President and CFO. While we all look forward to Jon enjoying his well-earned retirement, we are very pleased that Jon will continue to actively serve our shareholders, customers, and community on the Company’s and Bank’s Boards of Directors.”

Keith Johnson, Chairman of the Board of Ottawa Savings Bank added, “We all congratulate Jon, who has served the Bank so well for so long. We look forward to continuing to work with him in the Board Room. We are equally pleased to announce that Craig Hepner will be Jon’s successor in August. Craig joined us when Ottawa Savings acquired Twin Oaks Savings Bank in 2014. With Ottawa, Craig has worked closely with Jon, the senior management team and the Board in his role as Executive Vice President and Chief Operating Officer, and as a member of our Boards of Directors. Before the December 2014 Twin Oaks acquisition, Craig served as President and Chief Executive Officer of Twin Oaks from 2001 until the merger was consummated. He also served as a member of the Twin Oaks Board. The Twin Oaks acquisition has been a success on so many levels; Craig’s elevation to President and CEO is just the latest.”

Mr. Johnson continued, “What also makes this management transition seamless is the continued presence of our other key senior managers, Mark Stoudt and Marc Kingry. Mark Stoudt has served as Vice President and Chief Lending Officer since 2015. Prior to January 2015, he served as a Commercial Banking Officer for seven years. Mark will be promoted to Executive Vice President and Chief Operating Officer, and continue to serve as Chief Lending Officer following his promotion. Also in August 2019, Marc Kingry, the Company’s Chief Financial Officer since 2010, will be elevated to Senior Vice President of the Company and the Bank and will continue as the Company’s Chief Financial Officer. The depth of experience and talent within our executive management ranks makes us confident that Ottawa will continue to be run in an efficient, effective and forward-looking manner to the benefit of all of our constituents. We are excited about Ottawa’s future and believe that we have good reason to be so.”

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.